Exhibit 12.1



ContiFinancial Corporation
Exhibit 12
Computation of Ratios

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


                                                                                     Years Ended March 31      3 Months Ended
                                                  1992       1993       1994        1995       1996      June 30,1995 June 30,1996

Ratio of Earnings to Fixed Charges

   Summary
        Earnings                                  19,707      17,078     42,334      77,895    197,996         31,617       52,357
        Fixed Charges                             12,686       6,529     12,124      29,635     74,770         15,245       19,662
        Ratio                                       1.55        2.62       3.49        2.63       2.65           2.07         2.66

   Earnings
        Pretax Income                              7,765      12,149     35,286      56,988    126,536         19,682       32,695
        Plus:  Interest expense (4)(i)(A)         12,686       6,529     12,124      29,635     74,770         15,245       19,662
        Less:  Minority interest (3)(ii)            (744)     (1,600)    (5,076)     (8,728)    (3,310)        (3,310)           0
              Total "Earnings"                    19,707      17,078     42,334      77,895    197,996         31,617       52,357

   Fixed Charges
        Interest expense (4)(i)(A)                12,686       6,529     12,124      29,635     74,770         15,245       74,770

Percentage of Indebtness to Total
   Capitalization

   Long-term debt                                 60,311      12,463     49,846     114,907    324,000        206,347      324,000

   Total capitalization
        due to affiliates                         60,311      12,463     49,846     114,907          0              0            0
        Notes payable                                  0           0          0           0    324,000        206,347      324,000
        stockholders' equity                      15,430      55,339     71,823      67,915    294,819         76,631      315,808
              total capitalization                75,741      67,802    121,669     182,822    618,819        282,978      639,808

   Ratio                                           79.63%      18.38%     40.97%      62.85%     52.36%         72.92%       50.64%

Pre-tax Interest Coverage Ratio

   Pretax Income                                   7,765      12,149     35,286      56,988    126,536         19,682       32,695

   Interest Expense on Funded Debt                 7,921       4,130      5,140      10,234     22,635          3,271        6,226

   Ratio                                            1.98        3.94       7.86        6.57       6.59           7.02         6.25
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